UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) October 14, 2020

EMERGENT CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Florida	001-35064	30-0663473
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 N. Federal Highway—Suite 200 Boca Raton, Florida, 33432
(Address of principal executive offices, including zip code)

Registrant’s telephone number including area code: (561) 995-4200

5355 Town Center Road, Suite 701 Boca Raton, Florida, 33486
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transmission period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth below in Item 1.03 in this Current Report on Form 8-K under the caption "Restructuring Support Agreement" is hereby incorporated by reference in this Item 1.01.

Item 1.03 Bankruptcy or Receivership.

Voluntary Petition for Reorganization

On October 15, 2020 (the "Petition Date"), Emergent Capital, Inc. ("Emergent" or the "Company") and its wholly-owned subsidiary Red Reef Alternative Investment, LLC ("Red Reef") filed voluntary petitions for relief (the "2020 Chapter 11 Cases") under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court").

The Company and Red Reef will continue to operate their businesses as "debtors-in-possession" under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court.

Restructuring Support Agreements

On October 14, 2020, the Company entered into substantially identical Restructuring Support Agreements (together with all exhibits and schedules thereto, the "RSAs") with certain holders of the Company’s 8.5% Senior Secured Notes due 2021 (the "Senior Notes") and with certain holders of the Company’s 5.0% Senior Unsecured Convertible Notes due 2023 (the "Convertible Notes") (such holders collectively, the "Supporting Holders"). In the aggregate, the Supporting Holders hold at least a majority of each of the Senior Notes and the Convertible Notes.

The RSAs contemplate a restructuring process that will result in Emergent moving its headquarters and operations to its indirect wholly-owned Irish subsidiary, Lamington Road Designated Activity Company ("Lamington"). The contemplated restructuring process will provide that holders of 8.5% Senior Secured Notes, 5.0% Convertible Notes, and Emergent’s common stock and common stock equivalents will receive securities of Lamington and of a Cayman grantor trust to be formed that are substantially similar in substance to, and in exchange for, their current Emergent securities and that such new Lamington securities and Cayman trust certificates will be listed for trading on a European stock exchange (as agreed among the parties), all in accordance with the terms set forth in the term sheet attached to and made part of the RSAs, and existing Emergent securities will be cancelled and the common stock will cease to trade on the OTCQX market (the transactions contemplated in the RSAs, the "Restructuring"). Subsequent to the Restructuring, Emergent will wind up its remaining affairs. More details about the Restructuring are provided to security holders in the Disclosure Statement filed with the Bankruptcy Court. The RSAs contain various milestones with respect to the 2020 Chapter 11 Cases. Each RSA also provides that it may be terminated by the Supporting Holders party thereto or Emergent upon the occurrence of certain events and upon the terms set forth therein.

Although the Company intends to pursue the Restructuring, there can be no assurance that the Company will be successful in completing the Restructuring or any other similar transaction on the terms set forth in the RSAs or at all. More information on the Restructuring may be found at the restructuring section of our website at http://ir.emergentcapital.com/restructuring/4049, including Investor Frequently Asked Questions (the "FAQs").

The foregoing description of the RSAs and the FAQs is not complete and is qualified in its entirety by reference to the RSAs, copies of which are attached to this Current Report on Form 8-K as Exhibits 10.1, 10.2 and 99.1 and is hereby incorporated by reference in this Item 1.03.

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The filing of the Emergent Chapter 11 Case constitutes an event of default that accelerated obligations under the following debt instruments and agreements (the "Indentures"):

•Amended and Restated Indenture, dated as of July 28, 2017 (as amended, supplemented or otherwise modified from time to time), by and among the Company and Wilmington Trust, National Association, as trustee; and

•Indenture, dated as of July 28, 2017 (as amended, supplemented or otherwise modified from time to time), by and among the Company and U.S. Bank National Association, as trustee;

The Indentures provide that, as a result of the event of default triggered by the Emergent 2020 Chapter 11 Case, the principal of, and the premium, if any, and accrued and unpaid interest due thereunder become immediately due and payable. Any efforts to enforce such payment obligations under the Indentures are automatically stayed as a result of the Emergent 2020 Chapter 11 Case, and the creditors’ rights of enforcement in respect of the Indentures are subject to the applicable provisions of the Bankruptcy Code.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits    EXHIBIT INDEX

Exhibit

No.	Description

10.1	Restructuring Support Agreement (Senior Notes) dated as of October 14, 2020 among Emergent Capital, Inc. and the Supporting Noteholders party thereto.

10.2	Restructuring Support Agreement (Convertible Notes) dated as of October 14, 2020 among Emergent Capital, Inc. and the Supporting Noteholders party thereto

99.1	Investor Frequently Asked Questions.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
October 15, 2020

EMERGENT CAPITAL, INC.
(Registrant)

By:	/s/ Miriam Martinez
Miriam Martinez
Chief Financial Officer